EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Obtains up to $5 Million
in Private Placement Commitments

MINNEAPOLIS – May 21, 2004 – Insignia Systems, Inc. (Nasdaq: ISIG) announced today that the Company has executed a definitive agreement with certain Investors for the sale of 2,000,000 shares of the Company’s common stock for an aggregate purchase price of $2,500,000 in a private placement. The agreement also includes a mutual put and call option for an additional 1,785,800 shares of common stock for $1.40 per share, or $2,500,000, exercisable in certain circumstances within the 15 month period after the first closing. The cash infusion will allow the Company to fund working capital needs.

The proposed transaction has been approved by Insignia’s Board of Directors and is subject to certain standard conditions. Also, the transaction is subject to approval by the Company’s shareholders at a special meeting, expected to be held in August 2004. The first closing is expected to occur immediately after the shareholders’ meeting. The Company has agreed with the Investors to file a proxy statement with the Securities and Exchange Commission to seek shareholder approval for the financing.

In accordance with the terms of the Registration Rights Agreement entered into by the Company and the Investors in connection with this financing, the Company has agreed to register the shares issuable to the Investors for resale under the Securities Act of 1933.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with approximately 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway and Rite Aid. Through the nationwide POPS network, over 180 major consumer goods manufacturers, including General Mills, Hormel Foods, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods,

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have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended March 31, 2004. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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